JET GOLD CORP.

FINANCIAL STATEMENTS

February 28, 2007

(Prepared by management without audit)

_______________________________________________________________________

Jet Gold Corp.

1102 – 475 Howe Street

Vancouver, B.C.

V6C 2B3

April 17, 2007

To the Shareholders of

Jet Gold Corp.

The attached unaudited financial statements have been prepared by management without review by the auditors of Jet Gold Corp.

Yours truly,

 “Robert L. Card”

______________

Robert L. Card

President

________________________________________________________________________

JET GOLD CORP. Balance Sheets (note 1) (Prepared by management without audit) (Expressed in Canadian Dollars)

	February 28, 2007	August 31, 2006

Assets

Current
Cash and cash equivalents	$400,470		$520,310
Amounts receivable	13,442		13,378
Prepaid expenses	37,064		32,600

	450,976

Mineral Interests (notes 4 and 5)	745,648		742,840

Oil and Gas Interests (notes 5 and 6)	134,568		107,061

Equipment (note 8)	2,493		2,811

	$1,333,685	$

Liabilities

Current
Accounts payable and accrued liabilities	$8,000		$35,807

Shareholders’ Equity

Capital Stock (note 9)	5,056,200		4,876,304
Contributed Surplus (note 9(e))	288,954		277,101
Deficit	(4,019,469)		(3,770,212)

	1,325,469

	$1,333,685	$

Approved on behalf of the Board:

“Robert L. Card”

………………………………..…..……  Director

Robert L. Card

“Robert M. Kaplan”

…………………………………….……  Director

Robert M. Kaplan

See notes to financial statements.

__________________________________________________________________________________________

JET GOLD CORP. CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT (Prepared by management without audit)
		6 – Month		6 – Month		3 – Month		3 – Month
		Ended		Ended		Ended		Ended
		Feb.28, 2007		Feb.28, 2006		Feb.28, 2007		Feb.28, 2006
EXPENSES	$		$		$		$
Legal, audit and accounting		16,239		9,010		12,239		3,851
Administrative and consulting fees		33,300		33,500		16,800		16,000
Transfer agent		1,307		8,606		593		7,703
Regulatory fees		6,180		6,782		5,735		2,682
Investor relations		48,176		35,000		16,910		15,000
Amortization		318		452		159		226
Office and miscellaneous		3,937		5,492		1,887		2,290
Printing and shareholder communications		3,306		766		3,306		649
Insurance		13,860				-
Stock based compensation		16,499		42,892		-		-
Rent		3,082		3,746		1,582		1,686
Travel		2,954		1,346		50		96
Operating expenses		149,158		147,592		59,261		50,183

LOSS BEFORE THE FOLLOWING		(149,158)		(147,592)		(59,261)		(50,183)

OTHER (INCOME) EXPENSES
Mineral property expenditures		(10,770)		-		(10,770)		-
Mineral property abandon		(94,019)		-		(94,019)		-
Interest income		4,690		4,852		680		4,696
INCOME (LOSS) FOR THE PERIOD		(249,257)		(142,740)		(163,370)		(45,487)

DEFICIT, BEGINNING OF PERIOD		(3,770,212)		(3,411,025)		(3,856,099)		(3,508,278)

DEFICIT, END OF PERIOD		$(4,019,469)		$(3,553,765)		$(4,019,469)		$(3,553,765)

EARNINGS (LOSS) PER SHARE		$(0.01)		$(0.01)		$(0.01)		$(0.00)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING		20,624,125		16,210,578		20,960,144		16,668,755

See notes to financial statements.

___________________________________________________________________________________________

JET GOLD CORP. CONSOLIDATED STATEMENTS OF CASH FLOWS (Prepared by management without audit)
		6 – Month		6 – Month		3 – Month		3 – Month
		Ended		Ended		Ended		Ended
		Feb28, 2007		Feb28, 2006		Feb28, 2007		Feb28, 2006
CASH PROVIDED BY (USED FOR)	$		$		$		$

OPERATING ACTIVITIES
Net income (loss) for the period		(249,257)		(142,740)		(163,370)		(45,486)
Less items not involving cash
Mineral property abandoned		94,019		-		94,019		-
Amortization		318		452		159		226
Stock based compensation		16,499		42,892		-		-
		(138,421)		(99,396)		(69,192)		(45,260)
Net change in non-cash working capital items
Amounts receivable and advances		(64)		(1,415)		1,834		1,103
Prepaid expenses		(4,464)		5,027		8,377		5,908
Accounts payable and accrued liabilities		(27,807)		(6,878)		(11,000)		3,000
		(170,756)		(102,662)		(69,981)		(35,249)

FINANCING ACTIVITIES
Shares issued for cash, net of issue costs		175,250		144,250		155,250		-
Shares issued for property		-		7,500		-		-
		175,250		151,750		155,250		-

INVESTING ACTIVITIES
Oil and gas property		(27,507)		(723)		(5,760)		(723)
Short term investments				(19,000)				(31,000)
Mineral property expenditures		(96,827)		(18,466)		(7,500)		-
		(124,334)		(38,189)		(13,260)		(31,723)

INCREASE (DECREASE) IN CASH		(119,840)		10,899		72,009		(66,972

CASH, BEGINNING OF PERIOD		520,310		5,644		328,461		83,515

CASH, END OF PERIOD		$400,470		$16,543		$400,470		$16,543

See notes to financial statements.

___________________________________________________________________________________________

JET GOLD CORP.

Notes to Financial Statements

Quarter Ended February 28, 2007 and 2006

(Prepared by management without audit)

_________________________________________________________________________________________

1.

NATURE OF OPERATIONS

The Company is engaged in the exploration and development of natural resource properties.  To date, the Company has not earned significant revenues and is considered to be in the exploration stage.

The recoverability of the amounts shown for mineral properties and oil and gas interests are dependent upon the existence of economically recoverable reserves, the ability of the Company to obtain necessary financing to complete the development of the properties and upon future profitable production or proceeds from their disposition.

These financial statements have been prepared on a going-concern basis, which assumes the realization of assets and liquidation of liabilities in the normal course of business. The Company’s ability to continue as a going-concern is dependent on continued financial support from its shareholders, the ability of the Company to raise equity financing, and the attainment of profitable operations, external financings and further share issuances to meet the Company’s liabilities as they become payable.  These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary, should the Company be unable to continue as a going-concern.

2.

SIGNIFICANT ACCOUNTING POLICIES

(a)

Basis of presentation

The accompanying unaudited interim financial statements are prepared in accordance with generally accepted accounting principles (“GAAP”) in Canada with respect to the preparation of interim financial statements.  Accordingly, they do not include all of the information and disclosures required by Canadian GAAP in the preparation of annual financial statements.  The accounting policies used in the preparation of the accompanying unaudited interim financial statements are the same as those described in the annual financial statements and the notes thereto for the year ended August 31, 2006.  In the opinion of management, all adjustments considered necessary for fair presentation have been included in these financial statements.  The interim financial statements should be read in conjunction with the Company’s financial statements including the notes thereto for the year ended August 31, 2006.

(b)

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period.  Actual results could differ from these estimates

3.

FINANCIAL INSTRUMENTS

(a)

Fair value

The carrying values of cash and cash equivalents, accounts receivable, and accounts payable and accrued liabilities approximate their fair values because of the short-term maturity of these financial instruments.

(b)

Interest rate risk

The Company is not exposed to significant interest rate risk due to the short-term maturity of its monetary assets and liabilities.

(c)

Credit risk

The Company is exposed to credit risk with respect to its cash; however, this is minimized as cash is placed with major financial institutions.

4.

MINERAL INTERESTS

Expenditures incurred on the Company’s mineral properties during the period ended November 30, 2006 are as follows:

	Set Ga
	Done	Naskeena	Atlin	Total

Balance, August 31, 2005		-
Acquisition costs	-	122,000	7,500	129,500
Exploration costs
Geological	1,325	1,500	12,600	15,425
Field	12,873	414	46,900	60,187
Drilling	32,797	-	-	32,797
Assay	2,593	-	-	2,593
Mapping	-	3,000	3,929	6,929
Consulting	2,850	-	-	2,850
Bond	-	8,000	2,500	10,500
Trenching	-	-	9,896	9,896
Total additions during year

Balance, August 31, 2006	$	$	$	$

Acquisition costs	-	55,000	-	55,000
Exploration costs				-
Geological	-	7,500	-	7,500
Field	-	4,674	-	4,674
Drilling	-	10,000	-	10,000
Assay	-	-	-	-
Mapping	-	19,878	-	19,878
Consulting	-	-	-	-
Bond	-	-	(2,500)	(2,500)
Trenching	-	2,275	-	2,275
Total additions during period	-	99,327	(2,500)	96,827
Mineral properties abandoned			(94,019)	(94,019)

Balance, November 30, 2006	503,907	234,241	7,500	745,648

(a)

Set Ga Done Property, Union of Myanmar

On March 31, 2003, the Company entered into a memorandum of understanding (“MOU”) with Leeward Capital Corp. (“Leeward”) to participate in the acquisition, exploration and development of an exploration block consisting of 700 square kilometres located in Shan State, Union of Myanmar.  Pursuant to the MOU, the Company will expend an initial US $200,000 (done) in acquisition and exploration costs and will advance US $50,000 (done) as a refundable performance bank guarantee to the government of Myanmar. Subsequent expenditures will be shared equally with Leeward.

Leeward has entered into an agreement with the government of Myanmar to earn a 75% interest in the property, subject to certain back-in provisions reserved by the government of Myanmar. The 75% interest may be earned by expending approximately US $1,750,000 in exploration on the property over a three-year period and an additional US $1,000,000 on a feasibility study.  These expenditures will be shared equally between the Company and Leeward.  Once the interest has been earned, the Company and Leeward will each have a 37.5% interest in the property; with the government of Myanmar holding a 25% carried interest.

During the 2005 year-end, the Company and Leeward, due to circumstances beyond their control, did not meet the minimum expenditure requirements of the second exploration year of the Set Ga Done agreement. The government of Myanmar and the companies have agreed verbally to extend the prospecting period.

On July 18, 2006, the Company and Leeward entered into a joint venture partnership agreement with Quad Energy SA (“Quad”) to option a 51% joint venture interest in the property.  Quad has commenced a program to spend US $700,000 on exploration and development prior to January 7, 2008.  Once all funds are spent, the Company’s interest would be reduced to 18.4%.

(b)

Atlin Property, British Columbia

During the 2005 fiscal year, the Company was granted a first right of refusal to acquire the claims once it is satisfied of the value of proceeding further. The Company was required to provide $21,000 (completed) in exploration funds for exploration work on the property.

During the 2006 fiscal year, the Company exercised its option to acquire a 100% interest in 18 mineral claims located in the Atlin Mining Division in British Columbia in consideration of a cash payment of $5,000 (paid), the issuance of 200,000 common shares in stages comprised of 50,000 shares upon signing and approval of the TSX Venture Exchange (issued), 50,000 shares after $50,000 in work (not issued), 50,000 shares after an additional $75,000 in work, and 50,000 shares after an additional $100,000 in work. The Company must also incur exploration expenditures of a minimum of $225,000 over a three-year period, as follows: $50,000 by August 20, 2006 (incurred), a further $75,000 by August 20, 2007 and a further $100,000 by August 20, 2008.  The Company will also issue an additional 100,000 shares if the property is put into commercial production and be subject to a 2% net smelter return royalty on gold production.

During fiscal 2007 the Company, due to poor placer exploration results, abandoned the exploration progam and accordingly, exploration expenditures in the aggregate of $94,019 have been written-off as at February 28, 2007. The Company is continuing to explore for other minerals and the acquisition costs will remain.

(c)

Naskeena Group Property, British Columbia

The Company entered into an option agreement to acquire a 100% interest in three coal license applications covering lands in the Skeena Mining Division, located near Terrace, British Columbia.  To exercise its option, the Company must complete the following:

(i)

Cash payments aggregating $55,000, with $20,000 paid on execution of the agreement and $35,000 paid on regulatory approval;

(ii)

To incur $600,000 in exploration expenditures on the property as follows:

(a)

$100,000 on or before March 31, 2007;

(b)

$200,000 on or before March 31, 2008; and

(c)

$300,000 on or before March 31, 2009;

(iii)

To issue 2,000,000 common shares of the Company to the optionors as follows:

(a)

400,000 common shares on regulatory approval (issued and valued at $122,000);

(b)

400,000 common shares on or before April 21, 2007;

(c)

500,000 common shares on completion of a feasibility report; and

(d)

700,000 common shares upon placing the property into commercial production.

The optionor has retained a 2% royalty on the sale of coal or other products from the property, the Company has the right to purchase one-half of the royalty by paying $500,000 to the optionor.

5.

REALIZATION OF ASSETS

The investment in and expenditures on resource properties comprises a significant portion of the Company’s assets.  Realization of the Company’s investment in these assets is dependent upon the establishment of legal ownership, the attainment of successful production from the resource properties or from the proceeds of disposal.

Although the Company has taken steps to verify the title to mineral properties in which it has an interest in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee the Company’s title.  Property title may be subject to unregistered prior agreements or transfers and title may be affected by undetected defects.

6.

OIL AND GAS INTERESTS

(a)

Stewart Prospect, Texas

The Company acquired a 2.5% working interest (1.875% net revenue interest) in a drilling test well on an oil and gas prospect located in Goliad County, Texas. The test well was plugged and abandoned and, accordingly, $26,042 in exploration costs has been written-off as of August 31, 2006. As of February 28, 2007 the carrying value was $8,295 which consists of $5,410 in acquisition costs and $2,885 in exploration costs.

(b)

Funk Prospect, Texas

The Company acquired a 5% working interest (0.725% net revenue interest) in a drilling test well on an oil and gas prospect located in Goliad County, Texas.  The Company advanced $126,273 for its share of the estimated project costs to February 28, 2007.

7.

ASSET RETIREMENT OBLIGATION

The Company is subject to various regulatory and statutory requirements relating to the protection of the environment. At February 28, 2007, the Company estimates that costs relating to future site restoration and abandonment based on work done to that date will be immaterial. The Company has currently made no provision for site restoration costs or potential environmental liabilities as all properties are still in the exploration stage.  Factors such as further exploration, inflation and changes in technology may materially change the cost estimate.

The operations of the Company are complex, and regulations and legislation affecting the Company are continually changing. Although the ultimate impact of these matters on net earnings cannot be determined at this time, it could be material for any one-quarter or year.

8.

EQUIPMENT

	Cost	Accumulated Amortization	Net Book Value

Office furniture and equipment	$11,650	$9,157	$2,493

9.

CAPITAL STOCK

Authorized

    Unlimited common shares without par value

Issued

    21,433,755 common shares

	Shares	Amount
Balance, August 31, 2005	15,138,755		3,947,319
Issued for cash
Exercise of options	290,000		34,000
Exercise of warrants	595,000		71,400
Private placement	3,750,000		712,500
Issued for property	450,000		129,500
Share issue costs			(50,750)
Fair value of options exercised	-		32,335
	-
Balance, August 31, 2006		$
Issued for cash
Exercise of options	50,000		5,000
Exercise of warrants	160,000		20,250
Private placement	1,000,000		150,000
Fair value of options exercised	-		4,646
Balance , November 30, 2006	21,433,755		$5,056,200

(a)

Private placement

In October 2005, the Company closed a private placement and issued 1,500,000 units at $0.10 per share for cash proceeds of $150,000. Each unit consisted of one common share and one warrant with each warrant exercisable to acquire one additional common share at a price of $0.12 per share for a one-year period and $0.15 for a two-year period.

In April 2006, the Company closed a private placement and issued 2,250,000 units at $0.25 per share for cash proceeds of $562,500. Each unit consisted of one common share and one warrant with each warrant exercisable to acquire one additional common share at a price of $0.35 per share to April 13, 2008.  The Company issued 225,000 agents options exercisable at $0.25 for two years from closing into units, each unit to acquire one share and one share purchase warrant exercisable at $0.35 for two years from closing.

In January 2007The Company closed a private placement of securities as follows; 900,000 flow through units at a price of fifteen cents per unit, composed of one share and a warrant to buy one share at 25 cents for two years and 100,000 regular units for a unit price of fifteen cents of one share and a two year warrant to buy the share at 25 cents for proceeds of $150,000.

(b)

Warrants

As at February 28, 2007, the Company has warrants outstanding for the purchase of common shares as follows:

Expiry Date	Exercise Price	Outstanding August 31, 2006	Issued	Exercised	Expired	Outstanding November 30, 2006

December 20, 2006	$ 0.25	1,650,000	-	-	1,650,000	-
December 20, 2006	$ 0.25	850,000	-	-	850,000	-
October 28, 2006/2007	$ 0.12/$ 0.15	905,000	-	160,000	-	745,000
April 13, 2008	$ 0.35	2,250,000	-	-	-	2,250,000
January 9, 2009	$0.25	-	1,000,000	-	-	1,000,000

			1,000,000	160,000	2,500,000	3,995,000

(c)

Stock options

During 2006, the Company received acceptance from the TSX Venture Exchange for a stock option plan, which authorizes the board of directors to grant options for the purchase of common shares of the Company. The Company has implemented a rolling stock option plan whereby a maximum of 10% of the issued shares will be reserved for issuance under the plan. As at February 28, 2007 stock options outstanding are as follows:

Expiry Date	Exercise Price	Outstanding August 31, 2006	Granted	Exercised	Expired/ Cancelled	Outstanding February 28, 2007
April 13, 2008	$ 0.25	225,000				225,000
October 27, 2008	$ 0.15	300,000				300,000
September 29, 2009	$ 0.20	200,000				200,000
December 31, 2009	$ 0.20	75,000				75,000
September 1, 2010	$ 0.10	460,000		50,000		410,000
March 6, 2011	$ 0.13	100,000				100,000
March 9, 2011	$ 0.13	75,000				75,000
October 30, 20	$0.17	-	100,000			100,000

(d)

Option compensation

Pursuant to the Canadian Institute of Chartered Accountants’ standard of accounting for stock-based compensation (note 2(e)), the fair value of stock options granted, and which vested, to directors, employees and consultants, in the amount of $16,499 (2006 - $42,892) has been recorded as an expense in the period ended February 28, 2007.

The fair value of stock options used to calculate compensation expense is estimated using the Black-Scholes option pricing model with the following assumptions:

	2006	2005	2004

Weighted average
Risk-free interest rate	3.94%	2.97%	2.97%
Expected dividend yield	0	0	0
Expected stock price volatility	125%	116%	116%
Expected option life in years	3	3	3

Option pricing models require the input of highly subjective assumptions including the expected price volatility.  Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore, the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s stock options.

(e)

Contributed surplus

Contributed surplus increased in connection with the recognition of compensation cost relating to stock options. Contributed surplus is decreased when those stock options are exercised:

		February 28, 2007 2006		August 31, 2006

Contributed surplus, beginning of year	$			$236,171
Stock option expense for year		16,499		73,265
Stock options exercised during the year		(4,646)		(32,335)

Contributed surplus, end of year		$88,954	$

(f)

Escrow shares

A total of 1,000,000 common shares were subject to a escrow agreement signed in previous years. These shares are subject to a time release over a three-year period from January 23, 2004 as follows:

(i)

100,000 shares - January 23, 2004 (released);

(ii)

150,000 shares - July 23, 2004 (released);

(iii)

150,000 shares - January 23, 2005 (released);

(iv)

150,000 shares - July 23, 2005 (released);

(v)

150,000 shares - January 23, 2006 (released);

(vi)

150,000 shares - July 23, 2006 (released); and

(vii)

150,000 shares - January 23, 2007.(released)

10.

RELATED PARTY TRANSACTIONS

(a)

The Company paid $24,000 (2006 - $24,000) to a company controlled by the president of the Company pursuant to a consulting agreement dated May 15, 2003 for the provision of office and administration services and also paid $3,080 (2006 - $3,746) for office rent to a company controlled by the president. The Company paid $9,000 (2006 - $7,000) to a company controlled by an officer of the Company for administrative services.

(b)

During the period directors and officers of the Company acquired an aggregate of 540,000 (2005 -350,000) units of the private placement referred to in note 6 for proceeds of $81,000 (2005 - $35,000).

11.

SEGMENTED DISCLOSURE

The Company has one operating segment, being the exploration and development of mineral properties.  All of the Company’s assets are located in Canada, with the exception of $503,907 of costs incurred in connection with the Set Ga Done project located in the Union of Myanmar (note 4).